Cardiff Oncology Announces $2.5 Million Equity Investment by Biotech-Focused Fundamental Investor Acorn Bioventures
SAN DIEGO (May 27, 2020) – Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage oncology therapeutics company developing drugs to treat cancers with the greatest medical need for new treatment options, including KRAS-mutated colorectal cancer, Zytiga®-resistant prostate cancer and leukemia, today announced it has entered into a definitive securities purchase agreement with biotech-focused fundamental investor, Acorn Bioventures, LP, for $2.5 million.
Under the agreement, Acorn Bioventures has agreed to purchase in a registered direct offering 1,205,400 shares of common stock at market price for $2.074 per share. In a concurrent private placement, Acorn agreed to purchase warrants to purchase 482,160 shares of common stock. The warrants will be exercisable six months following the date of issuance, will expire on the five year anniversary of the initial exercise date and have an exercise price of $2.024 per share.
Cardiff intends to use the net proceeds from the registered direct offering and concurrent private placement to rapidly advance its onvansertib clinical development programs and to provide additional working capital.

“We are very pleased to support Cardiff Oncology as they continue to progress clinical development of onvansertib for second-line treatment of patients with KRAS-mutated metastatic colorectal cancer, Zytiga-resistant metastatic castration-resistant prostate cancer and acute myeloid leukemia,” commented Isaac Manke, PhD, and Anders Hove, MD, of Acorn Bioventures.

“We believe this investment by Acorn Bioventures is validation of the positive impact we are seeing in patients treated with onvansertib,” said Dr. Mark Erlander, Chief Executive Officer of Cardiff Oncology. “Acorn Bioventures is well recognized for their long-term investing in companies that are bringing novel innovative medicines to patients. We are excited to embark on this important partnership.”

The common stock is being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-232321), previously filed with the Securities and Exchange Commission (“SEC”) on June 25, 2019 and declared effective on July 1, 2019. Such shares of common stock are being offered only by means of a prospectus supplement. A prospectus supplement and the accompanying prospectus relating to the registered direct offerings may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting Cardiff Oncology, Inc.

The warrants described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506(b) of Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United

States except pursuant to an effective registration statement or an applicable exemption from registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Cardiff Oncology, Inc.
Cardiff Oncology (formerly Trovagene, Inc.) is a clinical-stage biotechnology company with the singular mission of developing new treatment options for cancer patients in indications with the greatest medical need. Our goal is to overcome resistance, improve response to treatment and increase overall survival. We are developing onvansertib, a first-in-class, third-generation Polo-like Kinase 1 (PLK1) inhibitor, in combination with standard-of-care chemotherapy and targeted therapeutics. Our clinical development programs incorporate tumor genomics and biomarker technology to enable assessment of patient response to treatment. We have three ongoing clinical programs that are demonstrating the safety and efficacy of onvansertib: a Phase 1b/2 study of onvansertib in combination with FOLFIRI/Avastin® in KRAS-mutated metastatic colorectal cancer (mCRC); a Phase 2 study of onvansertib in combination with Zytiga® (abiraterone)/prednisone in Zytiga-resistant metastatic castration-resistant prostate cancer (mCRPC); and a Phase 2 study of onvansertib in combination with decitabine in relapsed or refractory acute myeloid leukemia (AML). For more information, please visit https://www.cardiffoncology.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Cardiff Oncology's expectations, strategy, plans or intentions. These forward-looking statements are based on Cardiff Oncology's current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; risks related to business interruptions, including the outbreak of COVID-19 coronavirus, which could seriously harm our financial condition and increase our costs and expenses; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Cardiff Oncology's Form 10-K for the year ended December 31, 2019, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Cardiff Oncology does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Cardiff Oncology Contact:
Vicki Kelemen
VP, Clinical Development and Investor Relations
858-952-7652
vkelemen@cardiffoncology.com

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